Exhibit 99.1

Contact:

Leonard Goldstein

Seitel, Inc.

10811 S. Westview Circle Drive

Suite 100, Building C

Houston, Texas 77043

832-295-8300

Scott Tagliarino

Rubenstein Associates

212-843-8057

SEITEL APPOINTS ROBERT D. MONSON AS NEW CFO

HOUSTON, May 10, 2004 - Seitel, Inc. (OTCBB: SEIEQ; TSE: OSL) ("Seitel" or the "Company") today announced that Robert D. Monson has been appointed Chief Financial Officer, effective immediately.

Mr. Monson has over 19 years of experience in the oil and gas industry, including over four years in the international seismic industry. He has served in various financial capacities with Schlumberger Limited since 1985, most recently as business segment CFO for Schlumberger Well Services and the worldwide controller for Oilfield Technology Centers. Prior to this, Mr. Monson served as either treasurer or controller to other Schlumberger entities, including assignments in their New York headquarters and various international locations.

"We are very excited to have Robert join our team, and his experience will be invaluable as we emerge from bankruptcy," said Randall D. Stilley, CEO and President of Seitel.

On March 18, 2004 the Bankruptcy Court confirmed Seitel's Chapter 11 plan of reorganization. The plan is supported by Seitel's Official Committee of Equity Security Holders, as well as the Company's largest creditors, Berkshire Hathaway Inc. and Ranch Capital LLC. In addition to Berkshire and Ranch, the bankruptcy plan was accepted by the holders of more than 99.6% of the shares of common stock who voted on the plan.

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ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and which it offers for license to a wide range of oil and gas companies. Seitel has a diversified customer base, which includes marketing to more than 1,300 customers and license agreements with more than 1,000 customers. Seitel's library of 3D seismic data is one of the largest available for licensing in the U.S. and Canada. The company has ownership in approximately 32,000 square miles of 3D seismic data, primarily located in major North American oil and gas producing regions. Seitel's customers utilize this data, in part, to assist their identification of new geographical areas where subsurface conditions are favorable for oil and gas exploration, to determine the size, depth and geophysical structure of previously identified oil and gas fields and to optimize the development and production of oil and gas reserves.

Forward Looking Statements

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are the failure of the plan to otherwise become effective, as well as other factors detailed in the Disclosure Statement or in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.